Morgan Stanley Dean Witter Latin American Growth Fund
       (formerly named TCW/DW Latin American Growth Fund)

Item 77.C.     Matters Submitted to a Vote of Security Holders  -
June 8, 1999

      Approval of a new investment advisory agreement between TCW/DW Latin American Growth Fund and Morgan Stanley Dean Witter
Advisors Inc.

For: 6,138,541      Against:  255,989   Abstain:        591,337

      Approval  of  a  new sub-advisory agreement between  Morgan
Stanley Dean Witter Advisors Inc. and TCW Funds Management, Inc.

For:6,104,447       Against:         276,784             Abstain:
     604,636

Upon effectiveness of the Proposals, TCW/DW Latin American Growth
Fund  changed  its  name  to  Morgan Stanley  Dean  Witter  Latin
American Growth Fund.

Item 77c - latin